Pennsylvania Real Estate Investment Trust 200 South Broad Street Philadelphia, PA 19102 www.preit.com Phone: 215-875-0700 Fax: 215-546-7311 Toll Free: 866-875-0700

CONTACT: AT THE COMPANY	AT KCSA PUBLIC RELATIONS WORLDWIDE
Jonathan Weller	Lewis Goldberg
Vice Chairman	(Media Relations)
(215) 875-0700	(212) 896-1216

Nurit Yaron
VP, Investor Relations
(215) 875-0700

FOR IMMEDIATE RELEASE
October 31, 2005

PREIT Announces Common Share Repurchase Program

Philadelphia, PA, October 31, 2005 – Pennsylvania Real Estate Investment Trust (NYSE: PEI) today announced that its Board of Trustees has authorized a program to repurchase up to $100 million of the Company’s common shares. Under the program, the Company may repurchase shares from time to time through solicited or unsolicited transactions in the open market or in privately negotiated or other transactions. The program will be in effect until the end of 2007, subject to the Company’s authority to terminate the program earlier. The Company may fund repurchases under the program from multiple sources, including up to $50 million from its revolving credit facility. The Company is not required to repurchase any shares under the program, and cannot predict the dollar amount of shares that may be repurchased or the timing of any such repurchases, which will depend on the prevailing price of the Company’s common shares and market conditions, among other factors.

About Pennsylvania Real Estate Investment Trust

Pennsylvania Real Estate Investment Trust, founded in 1960 and one of the first equity REITs in the U.S., has a primary investment focus on retail shopping malls and power centers (approximately 32.8 million square feet) located in the eastern United States. PREIT's portfolio currently consists of 51 properties in 12 states. PREIT's portfolio includes 37 shopping malls, 13 strip and power centers and one office property. PREIT is headquartered in Philadelphia, Pennsylvania. PREIT's website can be found at www.preit.com.

This press release contains certain "forward-looking statements" within the meaning of Section 21E of the Securities Exchange Act of 1934 and the U.S. Private Securities Litigation Reform Act of 1995. Forward-looking statements relate to expectations, beliefs, projections, future plans and strategies, anticipated events or trends and other matters that are not historical facts. These forward-looking statements reflect PREIT's current views about future events and are subject to risks, uncertainties, assumptions and changes in circumstances that may cause future events, achievements or results to differ materially from those expressed by the forward-looking statements, including, but not limited to, management’s determinations from time to time whether to purchase any shares under the repurchase program, limitations on share repurchases in future borrowing arrangements, and changes in market conditions. PREIT's business is subject to uncertainties regarding the revenues, operating expenses, leasing activities, occupancy rates, and other competitive factors relating to PREIT's portfolio and changes in local market conditions as well as general economic, financial and political conditions, including the possibility of outbreak or escalation of war or terrorist attacks, any of which may cause future events, achievements or results to differ materially from those expressed by the forward-looking statements. PREIT does not intend to and disclaims any duty or obligation to update or revise any forward-looking statements or industry information set forth in this press release to reflect new information, future events or otherwise. Investors are also directed to consider the risks and uncertainties discussed in documents PREIT has filed with the Securities and Exchange Commission and, in particular, PREIT's Annual Report on Form 10-K for the year ended December 31, 2004.